EXHIBIT 99.2

Stanley Higgins
Director
Listing Qualifications
The Nasdaq Stock Market LLC
+1 301 978 8041

By Electronic Delivery to:  khickey@crmholdingsltd.bm; eponzini@trustcrm.com

May 19, 2010

L. Keith Hickey, Esq.
Assistant General Counsel
CRM Holdings Ltd.
FB Perry Building
40 Church Street
P.O. Box HM 2062
Hamilton HM 12, Bermuda

Re:	CRM Holdings Ltd. (the “Company”) Symbol: CRMH

Dear Mr. Hickey:

As we discussed, based upon our review of the subsequent information you provided regarding the beneficial ownership of the Company on May 18, 2010, we determined to re-evaluate the Company’s application for transfer to the Nasdaq Capital Market. As a result, we are withdrawing the Staff Delisting Determination dated May 12, 2010.

Based upon our re-evaluation, I am pleased to inform you that Staff has approved the Company’s application to list its common shares on The Nasdaq Capital Market (the “Capital Market”). This approval is in part based upon the information provided by the Company and its agreement to the conditions outlined in the Nasdaq Listing Agreement. The Company’s securities will be transferred to the Capital Market at the opening of business on May 21, 2010.

Please note that while on The Nasdaq Global Select Market (the “Global Select Market”), Staff notified the Company on November 10, 2009 that the bid price of its common shares had closed at less than $1.00 per share over the previous 30 consecutive business days, and, as a result, it did not comply with Listing Rule 5450(a)(1). Therefore, in accordance with Listing Rule 5810(c)(3)(A), the Company was provided 180 calendar days, or until May 10, 2010 to regain compliance.

Staff has determined that on May 10, 2010 the Company met the Capital Market initial listing criteria set forth in Listing Rule 5505. Therefore, the Company is eligible for and will be afforded an additional compliance period, up to November 8, 2010, to demonstrate compliance with the $1.00

L. Keith Hickey
May 19, 2010

minimum bid price. In that regard, Staff will provide written notification that compliance is achieved if the bid price of the Company’s security closes at $1.00 per share or more for a minimum of 10 consecutive business days.1

If you have any questions, please contact Jay Miller, Listing Analyst at +1 301 978 8042.

Sincerely,

cc: Hearings Department

1 Listing Rule 5810(c)(3)(F) states that, “Staff may, in its discretion, require a Company to maintain a bid price of at least $1.00 per share for a period in excess of ten consecutive business days, but generally no more than 20 consecutive business days, before determining that the Company has demonstrated an ability to maintain long-term compliance. In determining whether to require a Company to meet the minimum $1.00 bid price standard beyond ten business days, Staff will consider the following four factors: (i) margin of compliance (the amount by which the price is above the $1.00 minimum standard); (ii) trading volume (a lack of trading volume may indicate a lack of bona fide market interest in the security at the posted bid price); (iii) the market maker montage (the number of market makers quoting at or above $1.00 and the size of their quotes); and, (iv) the trend of the stock price (is it up or down).”